UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following material was mailed to shareholders of FNB Corporation on January 23, 2008, in connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc.:

January 23, 2008

Dear Fellow Shareholder:

Enclosed are copies of recent pieces that we have submitted to various newspapers to voice our support for the pending merger between FNB Corporation and Virginia Financial Group, Inc.

We share these with the hope that you will join us in supporting this merger, which will be good for us as shareholders, for our communities and for our employees.

Please vote your shares in favor of the FNB Corporation merger!

Sincerely,

Marge Tollison	Hugh Bond

FNB a merger not a sale

Whereas I am not accustomed to writing letters for publication, I felt a need to answer a couple of letters to the editor regarding the FNB merger. As a past Chairman of the Board of Bedford Federal Bank and a former member of the Corporate Board of FNB, I have always felt that I had a fiduciary responsibility to the stockholders of Bedford Federal, and I still do.

First, this transaction is not a sale of FNB. A sale takes place when you lose control. This is a merger with shared control, and the stockholders of FNB will own 52 percent of the new bank. The “merger” of Bedford Federal Savings Bank with FNB was a sale.

Secondly, with the number of banks and current branching activity, it is difficult to grow under a situation of status quo.

In my opinion, there are only two sources of new growth: population growth in the area served and taking funds from other banks. Since 2000, the area served by FNB has only grown by 2.8 percent, whereas the area served by Virginia Financial Group has grown by 12.4 percent. Increasing the rate paid on deposits and lowering the rate on loans will take funds from other banks, and either or both will have an adverse effect on FNB’s “net interest margin” and its “bottom line.”

Thirdly, this merger ideally fits into long-range plans of FNB that were developed while I was on the Board. Since there is no overlap of branches in the areas served by the two banks, there will be no branch closings.

Fourthly, whereas prices of all financial institutions have gone down lately, I believe that a primary reason behind FNB’s drop is because FNB is no longer a member of the Russell Index used by money managers of mutual funds and pension funds for investment. With the merger, the new bank should be eligible to be a part of the Russell Index, possibly by the middle of 2008.

Whereas I don’t expect an immediate rise in stock prices with this merger, the factors are in place for a 20 percent increase in dividends for FNB stockholders.

Regarding the opposition to this merger, it is my opinion that it is the result of one man, Kendall O. Clay, an attorney and former Chairman of the FNB Corporation Board, with whom I served. I believe that Mr. Clay wants to personally run the bank through a puppet CEO. I also know the other two members of the Corporate Board who voted against the merger and their close ties to Mr. Clay.

I have heard Mr. Clay say that he ran the bank for the two previous CEOs and that he could run it now. This statement was made during his tenure as chairman of FNB Corporation.

In a recent memo of “Questions and Answers” for the dissident committee, of which I have a copy, it states that “after the merger proposal is defeated, the Shareholders Group must turn the heat up on the Board by letters, emails, etc. to let them know that the majority of the shareholders have no confidence in their ability to manage FNB. This must be a quick and decisive slap in the face.”

The Board of FNB does not deserve a “slap in the face,” but rather our thanks for approving a merger with Virginia Financial that has the potential to greatly improve shareholder value for FNB shareholders.

It is my request that all stockholders of FNB Corporation join me in voting FOR the proposed merger. Should anyone wish to contact me regarding the merger, please do so.

Thank you for reading and considering this letter.

Hugh H. Bond

Bedford

The Bedford Bulletin

Bedford, Va.

January 16, 2008

THE ROANOKE TIMES

roanoke.com

Banks’ merger warrants support

Over the past couple of months, I have listened with amazement to comments by the leaders of the opposition and their followers about the merger between FNB Corp. and Virginia Financial Corp. Most of those comments come from Kendall Clay, former chairman of the board of FNB.

He or his followers have attempted to drive a wedge between management and the staff of FNB. I have known many of those employees for decades and have much respect for their contributions to FNB.

He has called into question the integrity of the board members who voted for the transaction. He also questions the objectivity of the professional consultants the board hired to assure me and our other shareholders that this transaction is in the best interest of all shareholders.

Apparently, Clay feels comfortable that a local CPA and an associate professor can support his opinions and prevent this opportunity.

I have considered the merits of the merger and believe it is in everyone’s best interest and encourage everyone to vote to support the board’s recommendation and vote for the merger.

MARGE TOLLISON

RINER

THE ROANOKE TIMES

Friday, January 11, 2008

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG has filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008. FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.